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                                                                    EXHIBIT (2)

                             TERMINATION AGREEMENT

         TERMINATION AGREEMENT, dated as of January 13, 1995 (the "Termination Agreement"), by and among GRR, Inc., a Delaware corporation ("Parent"), GRR Acquisition Corp., a New York corporation and a wholly-owned subsidiary of Parent ("Purchaser"), and Ground Round Restaurants, Inc., a New York corporation (the "Company").

1. As used herein, the term "Merger Agreement" shall mean the Agreement and Plan of merger dated as of August 23, 1994, as amended by the First Amendment to Agreement and Plan of Merger dated as of November 16, 1994, by and among the parties hereto. Capitalized terms used in this Termination Agreement and not defined shall have the respective meanings given to them in the Merger Agreement. Parent and Purchaser are sometimes collectively referred to herein as the "Buyer".

2. Pursuant to Section 6.1(a) of the Merger Agreement, the proposed Merger is hereby abandoned and, as of the date of this Termination Agreement, the Merger Agreement is terminated, EXCEPT that the provisions in the second sentence of Section 4.2 and all of Section 6.12 of the Merger Agreement shall continue in full force and effect.

3. Each of the Buyer and the Company, on behalf of itself and all of its officers, directors, employees, agents, shareholders, corporate affiliates and successors in interest (collectively, "Related Parties"), hereby releases, remises and forever discharges the other and its Related Parties from any and all obligations, claims, debts, liabilities, actions and causes of action of any name or nature, at law or in equity (collectively, "Claims"), now or at any time heretofore existing, or hereafter arising or accruing, to the extent any such Claim arises under, out of or in connection with the Merger Agreement and the transactions contemplated thereby, PROVIDED, HOWEVER, that nothing contained in this Termination Agreement shall limit the rights and remedies of the Company under Section 4.2 and 6.12 of the Merger Agreement or under this Termination Agreement. Without limiting the generality of the immediately preceding sentence, the parties hereto acknowledge that the Company is not responsible for any expense incurred by Parent or Purchaser in connection with the Merger Agreement and the transactions contemplated thereby, and that neither the Parent nor the Purchaser is responsible for any expense incurred by the Company in connection with the Merger Agreement and the transactions contemplated thereby.

4. For purposes of the Letter Agreement, Citicorp Venture Capital, Ltd.'s affiliates shall be limited to 399 Ventures, Inc., Parent, Purchaser and any subsidiary of any of those entities. The Letter Agreement, as modified hereby, shall continue in full force and effect, and nothing contained in this Termination Agreement shall limit the rights and remedies of the Company under the Letter Agreement.





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5.       As promptly as practicable after the execution and delivery of this
Termination Agreement, the parties shall issue a joint press release in the form of EXHIBIT A hereto to announce the termination of the Merger Agreement and file with the Commission a joint amendment to the Rule 13e-3 Transaction Statement on Schedule 13E-3 regarding the proposed Merger. Each of the parties hereto agrees that no public statement or filing with any Governmental Entity shall contradict or be inconsistent with, in any material respect, the statements set forth on EXHIBIT A.

6. Each of the parties hereto represents to the others that the abandonment of the proposed Merger and the termination of the Merger Agreement, as described in Section 2 of this Termination Agreement, have been duly approved by its board of directors, no other corporate proceeding on its part is necessary to authorize the execution and delivery of this Termination Agreement, and this Termination Agreement has been duly executed and delivered by, and constitutes a legal, valid and binding obligation of, such party, enforceable against such party in accordance with its terms.

7. This Termination Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

8. This Termination Agreement may be executed in any number of counterparts, each of which will be deemed to be an original but all of which together will constitute but one agreement, and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

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         IN WITNESS WHEREOF, the parties hereto have caused this Termination
Agreement to be executed in counterparts by their duly authorized officers all as of the day and year first written above.

                                        GRR, INC.


                                        By /s/ Joseph Silvestri
                                           ---------------------------------
                                               Joseph Silvestri
                                               Vice President


                                        GRR ACQUISITION CORP.


                                        By /s/ Joseph Silvestri
                                           ---------------------------------
                                               Joseph Silvestri
                                               Vice President

                                        GROUND ROUND RESTAURANTS, INC.


                                        By /s/ Michael P. O'Donnell
                                           ---------------------------------
                                               Michael P. O'Donnell
                                               Chairman, President and
                                               Chief Executive Office





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